Better For You Wellness Announces Change in Auditor

Columbus, Ohio - August 31, 2022 - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce the appointment of GBQ Partners LLC ("GBQ") as the Company's independent registered public accounting firm. The Company's Audit Committee of the Board of Directors (the "Audit Committee") unanimously approved the appointment of GBQ as the Company's independent registered public accounting firm.

The Audit Committee recently conducted a competitive selection process to determine the Company's independent registered public accounting firm. The Audit Committee evaluated several public accounting firms in this process, including BF Borgers CPA PC ("BF Borgers"), the Company's independent registered public accounting firm for the fiscal year ended February 28, 2022. As a result of this evaluation process, the Committee approved the appointment of GBQ. This effectively dismissed BF Borgers as the Company's independent registered public accounting firm.

"The change of our independent registered public accounting firm to local Columbus, Ohio-based GBQ Partners LLC is a vital step towards ensuring the Company's timely filing of all future quarterly and annual reports," commented Ian James, CEO of Better For You Wellness. "On behalf of the Company's Board of Directors, I would like to express our sincere gratitude to BF Borgers for its professionalism and quality of services rendered to the Company."

For further information, investors should refer to the Company's reports filed with SEC (https://www.sec.gov/).

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire multiple companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).